Exhibit 10.5

Description of Compensation Terms with Interim Chief Financial Officer

Jesse Hill’s compensation in connection with his appointment as Interim Chief Financial Officer of eXp World Holdings, Inc.  (the “Company”), effective April 1, 2025, is as follows:

●	annual base salary of 450,000, effective April 1, 2025;

●	a one-time award of options to purchase common stock of the Company (“Common Stock”) with a grant date fair value of $150,000; and

●	a one-time award of restricted stock units with a grant date fair value of $150,000 that, upon vesting, settle in shares of Common Stock on a one-for-one basis.

The option award and restricted stock unit award were granted on March 14, 2025. The options awarded have an exercise price equal to the closing stock price of a share of Common Stock on the grant date, vest in equal quarterly installments over a three-year period following the grant date, and are otherwise be subject to the term and conditions of the eXp World Holdings, Inc. 2024 Equity Incentive Plan (the “Plan”) and corresponding award agreement. The restricted stock units awarded vest in quarterly installments over a three-year period following grant date, with 30% of the award vesting over the first one-year period, 30% of the award vesting over the second one-year period, and the remaining 40% of the award vesting over the third one-year period, and are otherwise subject to the term and conditions of the Plan and corresponding award agreement. Vesting of options and restricted stock units under the awards are subject to Mr. Hill’s continued service through each applicable vest date.

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